Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 2-93472, No. 2-94639, No. 33-90630, No. 33-60473, No. 33-60475, No. 333-30937, No. 333-88087, No. 333-38232, No. 333-40368, No. 333-55748, No. 333-74816, No. 333-89278, No. 333-97477, No. 333-103628, No. 333-103613, No. 333-112454, No. 333-116259, No. 333-132739, No. 333-132973, and No. 333-143035) on Form S-8 and (No. 333-104625, No. 333-155694, and No. 333-156797) on Form S-3 of Synovus Financial Corp. of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Synovus Financial Corp.
Our report dated March 2, 2009 on the consolidated financial statements referred to above refers to a change in the method of accounting for split-dollar life insurance arrangements and the election of the fair value option for mortgage loans held for sale and certain callable brokered certificates of deposit in 2008, a change in its method of accounting for income tax uncertainties during 2007 and a change in its method of accounting for pension and other postretirement plans and applied the provisions of Staff Accounting Bulletin No. 108 in 2006.
/s/ KPMG LLP
Atlanta, Georgia
March 2, 2009